77.C)   Supplemental Proxy Information


A Meeting of Stockholders of the Company was held on August 5, 1998. The description of each proposal and results of the shareholder vote are as follows:

Proposal 1:  To elect directors:

		       SHARES VOTED            SHARES VOTED
			   FOR                   WITHHELD

Edward L. Gardner     1,282,580,016               8,501,679
Peter Herrick         1,282,580,016               8,501,679
Leif H. Olsen         1,282,580,016               8,501,679
Karen Osar            1,282,580,016               8,501,679
James E. Quinn        1,282,580,016               8,501,679
Stephen Stamas        1,282,580,016               8,501,679


Proposal 2: To ratify the selection of KPMG Peat Marwick LLP as the Company's independent accountants

      SHARES VOTED          SHARES VOTED          SHARES VOTED
	  FOR                  AGAINST               ABSTAIN

     1,262,360,643            22,068,745             6,652,307


Proposal 3: To eliminate an operating policy of BNY Hamilton Money Fund (shareholders of BNY Hamilton Money Fund only)

      SHARES VOTED     SHARES VOTED     SHARES VOTED       BROKER
	  FOR             AGAINST          ABSTAIN        NON-VOTE

       789,800,440       55,283,396       15,450,942     17,478,493


Proposal 4: To Amend the investment objective of BNY Hamilton Equity Income Fund (shareholders of BNY Hamilton Equity Income Fund only)

      SHARES VOTED     SHARES VOTED     SHARES VOTED        BROKER
	  FOR             AGAINST          ABSTAIN         NON-VOTE

	31,864,340           91,660           94,009         29,819